Exhibit 23

KPMG

KPMG LLP
515 Broadway
Albany, NY 12207

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Merchants Bancshares, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-41051), Form S-3D (No. 333-20375), Form S-8 (No. 333-34869), Form S-8 (No. 333-34871), and Form S-8 (No. 333-18845) as amended by Post Effective Amendment No. 1 on Form S-8/A, of Merchants Bancshares, Inc. and subsidiaries of our reports dated March 2, 2007, with respect to the consolidated balance sheets of Merchants Bancshares, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2006, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of the internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Merchants Bancshares, Inc.

Our report dated March 2, 2007, with respect to the consolidated balance sheets of Merchants Bancshares, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2006, contains an explanatory paragraph that states that the Company changed its method of quantifying errors in 2006.

/s/ KPMG LLP

Albany, NY
March 13, 2007

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.

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